EXHIBIT 10.12

SUMMARY OF LAND LEASE AGREEMENT

Parties:

Zhoucun District People’s Government Zhoujia Community Committees (“Committees”).

Zibo Jiazhou Chemical Industry Co., Ltd. (“ZBJZ”)

Date: April 15, 2007

Material Terms:

ZBJZ leases a piece of land of 63,603 square meters from the Committees. The term of the lease is from Arpil 17, 2007 to April 16, 2042. The annual lease fee for the land is RMB286,500.